EXHIBIT 10.16

SWIFT TRANSPORTATION COMPANY
2014 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD NOTICE
THIS PERFORMANCE UNIT AWARD NOTICE (this “Notice”) is entered into pursuant to the Swift Transportation Company 2014 Omnibus Incentive Plan (the “Plan”). This Notice is made effective as of May __, 2015 (the “Grant Date”) by and between Swift Transportation Company, a Delaware corporation (the “Company”), and __________ (the “Grantee”).
If Grantee is a Covered Employee, this Award is intended to be a Performance Award and, as a result, is subject to the requirements of Article VII of the Plan.
1.Defined Terms. Capitalized terms used in this Notice and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.Grant of Performance Units. Subject to the terms and conditions of this Notice and Article XII and of the Plan, as applicable, the Company hereby awards Grantee _________ Performance Units.

3.Earning of Performance Units; Performance Criteria.

(a)    Subject to the terms of this Notice and the Plan, Grantee shall be entitled to receive payment for the number of Performance Units earned by Grantee over the period beginning January 1, 2015 and ending December 31, 2017 (the “Performance Period”). The number of Performance Units earned pursuant to this Notice is a function of the extent to which the corresponding Adjusted Leverage Ratio Performance Goal and Adjusted Return on Net Assets Performance Goal set forth in the table below are achieved:
PERFORMANCE GOALS

		Percentage of Performance Units Earned
Performance Criteria	Weighting	Threshold	Target	Stretch	Maximum
		50%	100%	150%	200%
Adjusted Leverage Ratio	50%	2.52	2.27	2.02	1.82
Adjusted Return on Net Assets	50%	8.0%	8.6%	9.0%	9.5%
For the avoidance of doubt, if the Company’s Adjusted Leverage Ratio and Adjusted Return on Net Assets for the Performance Period are less than the Threshold performance level, no

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Performance Units will be earned at the end of the Performance Period. Straight line interpolation will apply to performance levels between the performance levels listed in the table above. As described in Section 4, Grantee shall forfeit any Performance Units that are earned pursuant to this Section if he or she incurs a termination of employment with the Company and all Subsidiaries for any reason on or prior to the last day of the Performance Period. Whether the Adjusted Leverage Ratio Performance Goal and/or Adjusted Return on Net Assets Performance Goal for the Performance Period have been achieved shall be determined by the Company, or Committee, as applicable, pursuant to Section 5 below.
(b)    For purposes of this Notice, “Adjusted Leverage Ratio” shall mean the Company’s average Adjusted Leverage Ratio for the fiscal years ending December 31, 2015, December 31, 2016, and December 31, 2017. For each such fiscal year, “Adjusted Leverage Ratio” means the ratio of (i) the average of the five most recent quarter-end balances of consolidated outstanding principal amount of all interest bearing obligations, including off-balance sheet operating lease obligations, minus unrestricted cash and cash equivalents to (ii) consolidated net income (loss) plus (a) depreciation and amortization, (b) interest and derivative interest expense net of interest income, (c) income taxes, (d) non-cash impairments, (e) non-cash equity compensation expense, (f) other special non-cash items, (g) excludable transaction costs, and (h) rent and lease expense.
(c)    For purposes of this Notice, “Adjusted Return on Net Assets” shall mean the Company’s average Adjusted Return on Net Assets for the fiscal years ending December 31, 2015, December 31, 2016, and December 31, 2017. For each such fiscal year, “Adjusted Return on Net Assets” means an amount equal to (i) the average of the five most recent quarter-end balances of total consolidated tangible assets, excluding tax assets but including off-balance sheet leased assets, less total consolidated non-interest bearing liabilities, excluding tax liabilities divided by (ii) consolidated income (loss) before taxes plus (a) amortization of the intangibles from the 2007 going-private transaction, (b) non-cash impairments, (c) other special non-cash items, (d) excludable transaction costs, and (e) mark-to-market adjustments on interest rate swaps, recognized in the income statement less the income taxes attributable to (a) through (e), calculated at the Company’s effective tax rate in accordance with United States Generally Accepted Accounting Principles.
4.    Vesting of Performance Units.
(a)    General Rule. Performance Units earned under Section 3 above shall vest if Grantee remains in continuous employment with the Company or a Subsidiary from the Grant Date through the last day of the Performance Period. In other words, Grantee will forfeit any Performance Units if he or she incurs a termination of employment with the Company and all Subsidiaries for any reason on or prior to the last day of the Performance Period.
(b)    Change in Employment Status. Grantee will not be deemed to have incurred a termination of employment solely as a result of a temporary absence from employment because of illness, vacation, approved leaves of absence, or transfers of employment among the Company or any Subsidiary.

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EXAMPLE OF THE EARNING AND VESTING OF PERFORMANCE UNITS (for illustrative purposes only): Assume a grant of 1,000 Performance Units.

•
If the Company’s (i) Adjusted Leverage Ratio for the Performance Measurement Period is greater than the Threshold performance level and (ii) Adjusted Return on Net Assets for the Performance Period is less than the Threshold performance level, no Performance Units will be earned and all 1,000 Performance Units will be forfeited on the last day of the Performance Period.

•
If the Company’s Adjusted Leverage Ratio and Adjusted Return on Net Assets for the Performance Measurement Period are at the midpoint between the Threshold and Target performance levels (i.e., an Adjusted Leverage Ratio of 2.395 and Adjusted Return on Net Assets of 8.3%), 750 Performance Units will be earned and 250 Performance Units will be forfeited on the last day of the Performance Period. The 750 earned Performance Units will vest if the Grantee remains employed on the last day of the Performance Period.

•
If the Company’s (i) Adjusted Leverage Ratio for the Performance Measurement Period equals or is less than the Maximum performance level and (ii) Adjusted Return on Net Assets equals the Stretch performance level, 1,750 Performance Units will be earned on the last day of the Performance Period. The 1,750 earned Performance Units will vest if Grantee remains employed on the last day of the Performance Period.

5.    Payment of Performance Units. Following the close of the Performance Period, the Company, or the Committee with respect to grants to Employees who are Covered Employees, will determine the Company’s Performance Criteria. No payment of Performance Units will be made unless and until the Company, or the Committee certifies, in writing, that the Performance Goals set forth in this Notice have been achieved. The earned and vested Performance Units then will be paid in whole unrestricted and fully transferable shares of Stock between January 1 and March 15 of the calendar year immediately following the end of the Performance Period.
6.    No Stockholder Rights. During the Performance Period and until the date of payment of Performance Units as provided for in Section 5, Grantee will not have voting rights with respect to the Performance Units nor will Grantee receive or be entitled to receive dividends declared with respect to the Performance Units.
7.    Change in Control. Subject to Section 16.5 of the Plan, if a Change in Control occurs, the Performance Units shall be deemed to be fully earned at the Target performance level and immediately vested. The Performance Units then will be paid in Stock immediately before or simultaneously with the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow any Stock issued in payment for the Performance Units to participate in the transaction that results in the Change in Control. If the Company, in the exercise of its discretion, determines that the acceleration of the time of payment for the Performance Units would violate the requirements of Section 409A of the Code, payment will be made as described in Section 5, above. The Committee then, prior to the Change in Control, shall take such action as

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it in good faith determines to be necessary to insure that there will be no material impairment to either the value of the Award to Grantee or Grantee’s opportunity for future appreciation in respect of such Award.
8.    Award Non-Transferable. Performance Units may not be transferred or assigned by Grantee or by operation of law, other than by will or by the laws of descent and distribution.
9.    Right to Terminate Service. Nothing contained in this Notice shall create a contract of employment or give Grantee a right to continue in the employ of the Company or any Subsidiary, or restrict the right of the Company or a Subsidiary to terminate the employment of Grantee at any time.
10.    Adjustments. Upon the occurrence of certain events relating to the Company’s Stock as contemplated by Section 6.2 of the Plan, an adjustment shall be made to the Award as the Committee, in its sole discretion, deems equitable or appropriate.
11.    Registration; Restrictions on Transfer.
(a)    The Company intends that any shares of Stock issued pursuant to this Notice shall be listed on the New York Stock Exchange or other nationally recognized stock exchange, and registered under the Securities Act of 1933. If no such shares of Stock are available at the time of payment, the Company may require Grantee to provide such written assurances as it deems necessary to comply with the appropriate exemption from registration and may cause a legend to be placed on the shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. If the listing, registration or qualification of the shares on any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase or issuance of such shares, the Company shall not be obligated to issue or deliver shares earned hereunder unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.
(b)    Shares issued hereunder shall be subject to any restrictions on transfer then in effect pursuant to the certificate of incorporation or by-laws of the Company, as each may be amended from time to time, and to any other restrictions or provisions attached hereto and made a part hereof or set forth in any other contract or agreement binding on Grantee.
12.    Section 409A Compliance. The Performance Units, if any, that become payable pursuant to this Notice may be considered “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code. The Company intends, but does not and cannot warrant or guaranty, that the Performance Units will be paid in compliance with Section 409A of the Code or an applicable exception. Neither the time nor the schedule of the payment of the Performance Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. Payment of the Performance Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations. Grantee may not make any election regarding the time or the form of the payment of the Performance Units. This Notice shall be administered in compliance with Section 409A of the Code or an

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exception thereto and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code and the applicable regulations.
13.    Clawback. Pursuant to Section 16.13 of the Plan, the Award is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, Grantee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.
14.    Withholding. Pursuant to Section 14.2 of the Plan, the Company shall be entitled to deduct from any payment made pursuant to this Notice, the minimum amount necessary to satisfy all applicable income and employment taxes required to be withheld with respect to such payment or may require Grantee to remit to the Company the amount of such tax prior to and as a condition of making such payment.
15.    Plan. This Notice and all rights of Grantee under this Notice are subject to all of the terms and conditions of the Plan, which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Notice and the Plan, the terms and conditions of the Plan shall govern. Grantee agrees to be bound by the terms of the Plan and this Notice. Grantee acknowledges having read and understood the Plan and this Notice. Unless otherwise expressly provided in other sections of this Notice, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.
16.    Entire Agreement. This Notice and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Notice may be amended pursuant to Section 16.4 of the Plan.
17.    Counterparts. This Notice may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
18.    Section Headings. The section headings of this Notice are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
19.    Governing Law. This Notice shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
BY EXECUTING THIS NOTICE, GRANTEE ACCEPTS PARTICIPATION IN THE PLAN, ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTAND THE PROVISIONS OF THIS NOTICE AND THE PLAN, AND AGREES THAT THIS NOTICE AND THE PLAN SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD.

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IN WITNESS WHEREOF, the Company and Grantee have duly executed this Notice effective as of the Grant Date set forth above.

SWIFT TRANSPORTATION COMPANY By:__________________________________ Print Name: ___________________________ Its: _________________________________	GRANTEE ___________________________________ Signature ___________________________________ Print Name

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